Exhibit 99.1

Cellular Biomedicine Group Announces Results of 2016 Annual General Meeting

SHANGHAI, China and CUPERTINO, Calif., September 9, 2016 /GlobeNewswire/ — Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a clinical-stage biomedicine firm engaged in the development of effective stem cell therapies for degenerative diseases and immunotherapies for cancer, today announced the voting results of its 2016 Annual General Meeting (the “Annual Meeting”) held on September 9, 2016 in Cupertino, California.  Approximately 64% of the Company’s outstanding shares were represented at the 2016 Annual Meeting.

The following business items were approved at the Annual Meeting:

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Re-election of Terry A. Belmont and election of Dr. Hansheng Zhou to the Company’s Board of Directors to serve for a term of three years or until the election and qualification of their successors.

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Ratification of the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

“We appreciate our stockholders’ participation and support for this year’s Annual Meeting and the votes in accordance with the Board’s recommendations. Over the last three years, we have transformed the Company from a single platform to now a more diversified life sciences company with a strong pipeline and a healthy balance sheet. We’re investing to assure clinical progress in the areas of immuno-oncology and stem cell therapies,” said Terry Belmont, Chairman of the Board of Directors of Cellular Biomedicine Group. “The Company is confident in its ability to execute on clinical milestones, deliver value to stockholders and build a world-class biotechnology firm providing cell-based solutions to address large unmet medical needs.”

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative and cancerous diseases.  Our developmental stem cell and Immuno-Oncology projects are the result of research and development by scientists and doctors from China and the United States. Our GMP facilities in China, consisting of twelve independent cell production lines, are designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy, including the devaluation of the RMB by China in August 2015 and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com